EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 and related Prospectus of ImmunoCellular Therapeutics, Ltd. to be filed with the Securities and Exchange Commission on or about April 14, 2008 of our report of Independent Registered Public Accounting Firm dated March 21, 2008 covering the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 and for the period from inception of operations (February 25, 2004) to December 31, 2007.

/s/ STONEFIELD JOSEPHSON, INC.

Los Angeles, California
April 11, 2008